Exhibit 99.1

[LOGO OF RITA MEDICAL SYSTEMS, INC.]

NEWS RELEASE for April 28, 2003 at 4:00 PM EDT

Contact:	Allen & Caron Inc Matt Clawson (investors) Len Hall (media) 949-474-4300 matt@allencaron.com len@allencaron.com	RITA Medical Systems, Inc. Don Stewart, CFO 650-314-3400 dstewart@ritamed.com

RITA MEDICAL SYSTEMS ANNOUNCES BOARD AND MANAGEMENT CHANGES;

INITIATES SEARCH FOR NEW CHIEF EXECUTIVE OFFICER

Vincent Bucci Named Chairman and Randy Lindholm Appointed to the Board of Directors

MOUNTAIN VIEW, CA (April 28, 2003) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced a number of changes to its Board of Directors and management team as well as the departure of its President and CEO. The RITA Board of Directors has appointed long-time Board member and President of Westwood, MA-based Health Policy Associates, Vincent Bucci, as Chairman and has appointed veteran medical device executive Randy D. Lindholm, former Chairman, President and CEO of Vidamed Inc, to the Board. In addition, the Board announced that current Chief Financial Officer Don Stewart will assume interim responsibility for day-to-day operations at the Company while a permanent CEO is identified.

The Company also announced the resignation of current President and CEO Barry Cheskin who has accepted the CEO position at a privately held, development-stage medical device firm. Cheskin is also resigning from the Board. The Board has retained an executive search firm and has commenced the process of identifying a permanent Chief Executive.

Bucci said, “RITA has established itself as an innovator and its products as preeminent in the field of radiofrequency tumor ablation. Barry Cheskin has played a central role in this success and we wish him the best as he tackles a new challenge. At the same time, we are excited to have strengthened our Board of Directors with the addition of Randy Lindholm to the team and feel that his vast operational experience will provide an excellent resource for senior management during this interim period. We are also very pleased that a talented executive such as Don Stewart is in place to take on the interim operational leadership at the Company. We feel very confident that Don and the entire management team will aggressively drive the organization’s performance while a permanent successor is identified.”

Stewart said, “The operations of RITA are strong and I am optimistic about our future. Initiatives at the Company, including those in sales and marketing, R&D, and manufacturing will continue on as planned and I am looking forward to the challenge.”

RITA MEDICAL SYSTEMS ANNOUNCES BOARD AND MANAGEMENT CHANGES;

INITIATES SEARCH FOR NEW CHIEF EXECUTIVE OFFICER

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the Company’s plans to extend its technology to applications beyond the liver are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

RITA and StarBurst are trademarks of RITA Medical Systems, Inc.

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